Exhibit 99.1

Torchmark Corporation        •        3700 S. Stonebridge Drive        •        McKinney, Texas 75070

TORCHMARK CORPORATION DECLARES DIVIDEND AND RESUMES STOCK REPURCHASES

McKinney, Texas, March 1, 2010–Torchmark Corporation (NYSE: TMK) announced that its Board of Directors has declared a quarterly dividend of $.15 per share on all of the outstanding common stock of the Company held of record as of the close of business of the Company’s transfer agent on April 2, 2010. The dividend will be paid on April 30, 2010.

Torchmark also announced that its Board of Directors has authorized resumption of the Company’s common stock repurchase program, which was suspended in the first quarter of 2009 in light of economic conditions at that time. With the improvement in the Company’s capital position, including a higher than anticipated 355% consolidated risk based capital ratio at its subsidiaries, the Board of Directors concurred with management’s recommendation that common stock be repurchased in amounts and at such times as management, in consultation with the Board, determines to be in the best interest of the Company. This repurchase program has no defined expiration date or maximum amount of shares to be repurchased.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life is one of the oldest traditional life insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance.

For additional information contact:	Mike Majors
Vice President, Investor Relations
	Phone:	972/569-3627
	FAX:	972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com